700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces Closing of Sale of $120,000,000 of 2.75%
Convertible Senior Subordinated Notes Due 2027 and Redemption
of Remaining 10% Senior Secured Notes Due 2008
     Houston, Texas (March 26, 2007) — Pioneer Companies, Inc. (NASDAQ: PONR) today announced the closing of its sale of $120 million aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due 2027 (the “Notes”) which were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the Notes reflects the full exercise by the initial purchasers of their option to purchase up to an additional $20 million aggregate principal amount of the Notes. Pioneer received approximately $115.7 million of net proceeds associated with the offering, after deducting the discounts and commissions of the initial purchasers and other offering expenses.
     The Notes will pay interest semiannually at a rate of 2.75% per annum. Prior to January 1, 2014, the Notes will be convertible, only upon specified events, into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into cash, shares of Pioneer common stock or a combination of cash and Pioneer common stock, at Pioneer’s option, at an initial conversion price of approximately $35.31 per share (or an initial conversion rate of 28.3222 shares per $1,000 principal amount of Notes). On and after January 1, 2014, and prior to maturity, the Notes will be convertible into cash, and in certain circumstances with respect to any excess conversion value, into cash, shares of Pioneer common stock or a combination of cash and Pioneer common stock, at Pioneer’s option. The initial conversion price represents a 30% conversion premium based on the last reported sale price of $27.16 per share on March 20, 2007, which was the date of pricing for the Notes.
     Pioneer also announced the voluntary redemption of the remaining balance of $75 million in principal amount of its 10% Senior Secured Notes due 2008 (the “Senior

Notes”) that were issued by its subsidiary, PCI Chemicals Canada Company. The redemption price will be 102.5% of the principal amount of the Senior Notes (or approximately $76.9 million), plus accrued and unpaid interest. The planned redemption date is April 24, 2007. Pioneer will use the net proceeds from the Notes offering to redeem the Senior Notes and to assist in financing the capital costs for the previously announced expansion and conversion of its St. Gabriel, Louisiana plant. Any remaining proceeds will be used for general corporate purposes.
     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The Notes and the shares of Pioneer common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Global Market under the symbol “PONR.”
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts and include, but are not limited to, statements relating to the offering of convertible senior subordinated notes, statements relating to the St. Gabriel plant (including the funding of capital costs), pursuit of internal and external opportunities, and the risk factors and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission, including Pioneer’s most recent Form 10-K/A. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman
(713) 570-3200